White Mountain Supplement to Updated NI 43-101 Geological Report
and Mineral Resource Estimate for the Cerro Blanco Project

SANTIAGO, Chile, July 05, 2013 -- White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTCQB Markets: WMTM - News) reports that further to the news release of July 3, 2013 and after consultation with Behre Dolbear, supplemental information, which is intended to provide greater clarity to the portrayal of the Mineral Resource Estimate for the Las Carolinas, La Cantera and Eli prospects (three of nine known prospects discovered at Cerro Blanco to-date), is presented in the table below.

Prospect	Measured (Mtonne)	TiO2%	Indicated (Mtonne)	TiO2%	M&I (Mtonne)	TiO2%	Inferred (Mtonne)	TiO2%
High Grade Resource (above 1% TiO2)
Las Carolinas	47.0	1.90	40.5	1.88	87.5	1.89	7.7	1.97
La Cantera	-	-	-	-	-	-	52.5	1.31
Eli	9.3	1.26	10.1	1.24	19.4	1.25	7.4	1.26
Low Grade Resource (between 0.5 and 1.0 % TiO2)
Las Carolinas	2.8	0.73	1.3	0.76	4.1	0.74	0.1	0.74
La Cantera	-	-	-	-	-	-	0.9	0.94
Eli	0.3	0.93	0.3	0.95	0.6	0.94	0.1	0.95
Total Resource	59.4	1.74	52.1	1.72	111.5	1.73	68.6	1.37

Review by Qualified Person, Quality Control and Reports

The technical information in this news release has been prepared and reviewed by Mr. Gino Zandonai and Mr. Christian Feddersen, each Qualified Persons within the meaning of National Instrument 43-101. The qualifications of Messrs Zandonai and Feddersen are set out below.

Mr. Gino Zandonai, (M.Sc. Mining), Managing Director and Senior Geostatistician of Behre Dolbear South America and Qualified Person (CRIRSCO, Member # 0155) of the “Comisión Calificadora de Competencias en Recursos y Reservas Mineras de Chile”

Christian Feddersen (MSc. Geology), White Mountain Consultant Geologist and Qualified Person (Member # 0132) of the Comisión Calificadora de Competencias en Recursos y Reservas Mineras de Chile.

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company’s principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to Investors Regarding Mineral Disclosures

We commissioned the updated technical report in accordance with the Canadian Securities Administrator’s National Instrument 43-101 “Standards of Disclosure for Mineral Projects,” commonly known as NI 43-101. The Canadian standards are different from the standards generally permitted in reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In accordance with NI 43-101, we report measured, indicated and inferred resources, measurements which are recognized terms under NI 43-101 but are not recognized by the SEC and are generally not permitted in filings made with the SEC. The term “resource” does not equate to the term “reserve.” Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted. Investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured resources,” “indicated resources,” “inferred resources,” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. We are furnishing the disclosure herein to provide a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101.U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-K for the year ended December 31, 2012 (SEC File No. 333-129347) and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC’s website at http://www.sec.gov/edgar.shtml or at no cost from us.

Contact:

White Mountain Titanium Corporation

Michael Kurtanjek, President	Brian Flower, Executive Vice-President

(562) 2 657-1800	(604) 408-2333